EXHIBIT 99.1

DS Healthcare Trading Halt Update

POMPANO BEACH, Fla., December 29, 2016 (GLOBE NEWSWIRE) -- DS Healthcare Group, Inc. (DSKX) (“DS Healthcare” or the “Company") announce today that on December 21, 2016, DS Healthcare received notice from the Nasdaq Stock Market that its appeal of the delisting notification received on September 16, 2016 was rejected. After careful consideration, the Company has decided not to pursue an additional appeal with the Nasdaq at this time and accordingly, the Company’s delisting of common stock became effective on December 23, 2016.

The Company’s management intends to attract market makers to have its common stock quoted on the OTCQX tier of the OTC Markets. The Company anticipates that this process will take approximately three to four weeks, and that the Company’s common stock will again be available on a public marketplace in or around February 2016. Management and the Board of Directors view the OTCQX listing as a temporary stop to enable a trading market for the Company’s securities as a longer term solution is implemented on a foreign exchange.

The Company is seeking alternative arrangements for its shares to be quoted on a foreign exchange, with details to be announced in the near future. The foreign exchange that the Company is arranging currently has higher valuations for listed securities on average than any of the US based exchanges and combined with lower costs the Company believes that this will bring a greater long term benefit to shareholders while enabling the Company to properly executive its business model.

Notwithstanding any of the foregoing, the Company remains subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

DS Healthcare’s operations and vision towards the creation of a leading and transformative biotech dermatology company is unaffected by the delisting proceedings. We continue to see growth and are expanding our worldwide brand. Press Conference details will be announced in January 2017.

About DS Healthcare Group

DS Healthcare Group Inc. develops novel biotechnology for topical therapies. It markets through online channels, specialty retailers, distributors, pharmacies, and salons. Its research has led to a highly innovative portfolio of personal care products and additional innovations in pharmaceutical projects. For more information on DS Healthcare Group's flagship brand, visit www.dslaboratories.com

Forward-looking statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies, and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing and marketing products, intense competition, and additional risks factors as discussed in reports filed by the company with the Securities and Exchange Commission, which are available at http://www.sec.gov

Contact:

Investor Relations

DS Healthcare Group

(888) 404-7770 ext. 3

Investors@DSHealthgroup.com

SOURCE: DS Healthcare Group